UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 31, 2009

Torvec Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1999 Mt. Read Blvd, Bldg 3, Rochester, New York		14615
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-254-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 31, 2009, Rochester Institute of Technology and Torvec, Inc. executed a Memorandum of Understanding to create the Safety and Efficiency in Automobiles Laboratory ("SEAL") on the Institute’s campus and establish it as a leader in the technological and manufacturing applications of advanced automotive and related energy technologies, including the creation of increased employment opportunities in automotive and related energy industries.

SEAL will explore the synergies that can be created by the mutual cooperation of RIT and Torvec towards the ongoing refinement of advanced automotive and related energy technologies designed for specific applications to the world-wide automotive and related energy industries, including the mass production and manufacturing of such technologies in an environmentally friendly manner.

Pursuant to the Memorandum, RIT and Torvec agreed to use their best efforts to:

1. Provide RIT’s faculty, staff and students with access to Torvec’s advanced automotive and related energy technologies and know-how and provide Torvec’s personnel with access to RIT’s personnel, facilities and laboratories;

2. Engage each other’s personnel, resources and facilities to refine and evaluate advanced automotive technologies and related energy technologies, including Torvec’s, with a view to enhance the design-specific aspects of such technologies for their manufacturing and mass production;

3. Establish educational and training programs for RIT personnel, including where appropriate, creating and designing cooperative educational and employment opportunities for RIT’s students in the fields of advanced automotive and related energy technologies;

4. Engage additional domestic and international automotive and related energy companies in the purposes and programs of SEAL;

5. Engage in mutual efforts to obtain governmental and nongovernmental funding for the purposes and programs of SEAL.

On August 6, 2009, the parties agreed to the following press release issued by RIT:

Torvec and RIT Sign Agreement to Create Advanced Automotive Technology Lab
College of Engineering to house new lab focused on increasing automotive manufacturing industry potential

Rochester Institute of Technology and Torvec Inc., a Rochester-based automotive technology company, signed a memo of understanding to create SEAL, the Safety and Efficiency in Automobiles Laboratory, on the RIT campus. The new lab will focus on developing advanced automotive and related energy technologies while opening up new employment opportunities in the manufacture and production of high-tech automotive equipment.

"Torvec has the potential to revolutionize the automotive industry, and we look forward to partnering with Torvec to help make that happen," says RIT President Bill Destler. Torvec employees will work with faculty and students from RIT’s Kate Gleason College of Engineering to develop programs for emissions reduction and fuel-efficiency improvements of current and next generation automobiles. Torvec will also establish cooperative education and employment opportunities for RIT students in the fields of advanced automotive and energy technologies.

"RIT brings the expertise, facilities and equipment to deliver state-of-the-art results for all of the programs envisioned for SEAL," says James Gleasman, Torvec chief executive officer. The company, established in 1996, has more than 300 worldwide patents and inventions such as the IsoTorque differential, the infinitely variable transmission, CV joint, hydraulic pump/motor and full terrain vehicle technology.

"SEAL will initially build upon our existing resources with dynamometry and hardware-in-the-loop control systems," says Edward Hensel, department head of mechanical engineering at RIT, "but our vision includes the collaborative development of advanced automotive and related energy technologies with a view towards enhancing manufacturing and mass production of new products." Torvec and RIT will share access to technology, personnel, and facilities and will partner on joint research and development projects for the global automotive and energy sectors.

"SEAL will explore the synergies that can be created by the mutual cooperation of RIT and Torvec toward the ongoing refinement of advanced automotive and related energy technologies," says Andrew Gleasman, technology manager at Torvec. Through the relationship, the organizations will engage global automotive and energy companies to enhance the programs developed through SEAL.

"This new agreement builds upon a long standing relationship between RIT and Torvec, who has provided financial and technical support to our Formula SAE student racing team, " says Harvey Palmer, dean of RIT’s Kate Gleason College of Engineering. "In fact, Torvec hardware was a big contributor to our team’s recent first place championship in California."

RIT is a nationally respected leader in professional and career-oriented education, with eight colleges offering more than ninety different bachelor degree programs, including specific programs focused on technological applications that enhance efficiencies in manufacturing, improve product quality, streamline processes and protect the environment. Since 1912, RIT has been a leader in cooperative education whereby students enhance their formal education by active involvement with business and industry.

Torvec is a publically-traded company that develops advanced automotive and related energy technologies that increase transportation safety, mobility, fuel efficiency and reduce pollutants. Torvec’s chief products and intellectual property include its Full Terrain Vehicle( FTV®), infinitely variable transmission, IsoTorque® differential, constant velocity joint, hydraulic pump and motor and hydrogen powered steam turbine.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torvec Inc.

August 6, 2009	By:	James Y. Gleasman

Name: James Y. Gleasman
Title: CEO

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Exhibit Index

Exhibit No.	Description

1	MOU Agreement